Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements, No. 333-136868, No. 333-183298, and No. 333-200037 on Form S-8 of Crown Crafts, Inc. of our report dated June 13, 2019, with respect to the consolidated balance sheets of Crown Crafts, Inc. as of March 31, 2019 and April 1, 2018, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2019, and the related notes and financial statement schedule II (collectively, the "consolidated financial statements"), which report appears in the March 31, 2019 annual report on Form 10-K of Crown Crafts, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 13, 2019